UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): April 18, 2006
Nash-Finch Company
(Exact name of Registrant as specified in its charter)

Delaware	0-785	41-0431960
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

7600 France Avenue South, Minneapolis, Minnesota	55435
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (952) 832-0534
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
(a) Nash-Finch Company (“Nash Finch” or the “Company”) and Alec C. Covington entered into a letter agreement dated March 16, 2006 (the “Agreement”) summarizing the terms of his employment as Nash Finch’s President and Chief Executive Officer, such employment to begin May 1, 2006. A copy of the Agreement is filed with this report as Exhibit 10.1. The material terms of the Agreement are summarized in Item 5.02(c) below and are incorporated herein by reference.
Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
(b) As of May 1, 2006, Mr. Allister P. Graham, Chairman of the Nash Finch Board who has also served as Nash Finch’s interim Chief Executive Officer since February 2006, will continue as a director of the Company and as the non-executive Chairman of its Board.
(c) On April 18, 2006, Nash Finch issued a press release, a copy of which is filed with this Report as Exhibit 99.1, announcing that Mr. Covington had accepted the offer of the Nash Finch Board to serve as Nash Finch’s President and Chief Executive Officer.
     Mr. Covington, age 49, has served as President and Chief Executive Officer of Tree of Life, Inc., a marketer and distributor of natural and specialty foods, since February 2004, and for the same period as a member of the Executive Board of Tree of Life’s parent corporation, Royal Wessanen nv, a multi-national food corporation based in the Netherlands. From April 2001 to February 2004, he was Chief Executive Officer of AmeriCold Logistics, LLC, a provider of supply chain solutions in the consumer packaged goods industry. Prior to that time, Mr. Covington served as President of Richfood Inc., a regional food distributor. Other than the Agreement, there is no arrangement or understanding between Mr. Covington and any other persons pursuant to which he was selected as an officer and director of Nash Finch.
     Under the terms of the Agreement, Mr. Covington will be employed as President and Chief Executive Officer of Nash Finch, such employment to begin on May 1, 2006. The material terms of the Agreement are summarized below:
     Board of Directors — Mr. Covington will be elected as a director of Nash Finch effective May 1, 2006.
     Base Salary — Mr. Covington will receive an annual base salary of $850,000. The base salary will be reviewed annually by the Compensation Committee of the Board and may be increased but not decreased.
     Annual Bonus — Mr. Covington will be eligible to participate in the Nash Finch Performance Incentive Plan. The amount of the annual bonus actually paid to Mr. Covington will depend upon the Company’s performance against objective criteria approved by the Compensation Committee, and may range from zero to 100% of his annual base salary. For 2006 only, Mr. Covington’s annual bonus may not be less than $850,000, less any annual bonus amount received from his prior employer attributable to performance during 2006.
     Share Unit Grants — Effective May 1, 2006, Mr. Covington will be granted 54,000 performance units denominated as restricted stock units under the Company’s 2000 Stock Incentive Plan. One-third of these restricted stock units will vest on each of the first three anniversaries of the grant date, assuming continued employment with Nash Finch. Restricted stock units will immediately vest in full upon a change in control of the Company, or if Mr. Covington’s employment ends because of disability, death, termination by the Company without cause, or termination by Mr. Covington for “good reason” (generally because of a demotion, required relocation, or failure by the Company or a successor to comply with the Agreement).

     Effective the same date, Mr. Covington will be granted 100,000 performance units under the Company’s 2000 Stock Incentive Plan. If Nash Finch satisfies the applicable annual performance criterion, 20% of these performance units will vest on each of the first five anniversaries of the grant date. Failure to satisfy the performance criterion on any anniversary date will result in the forfeiture of 20% of the performance units. The applicable annual performance criterion is whether the Company’s Consolidated EBITDA (defined as in the Company’s senior secured credit facility) for the four fiscal quarters ending on or before each anniversary date exceeds the Company’s Consolidated EBITDA for fiscal year 2005 (as it may be equitably adjusted by the Board to take into account acquisitions or divestitures occurring after May 1, 2006). Outstanding performance units will immediately vest in full upon a change in control of the Company. If Mr. Covington’s employment ends because of disability, death, termination by the Company without cause, or termination by Mr. Covington for good reason, outstanding performance units will remain in place and may thereafter vest in accordance with the original vesting schedule if the Company satisfies the applicable performance criterion.
     Dividend equivalents in the form of additional restricted stock units or additional performance units, as the case may be, will be provided on outstanding unit awards prior to settlement, subject to the same vesting requirements as the underlying units. Upon vesting, each restricted stock unit and performance unit will be settled in one share of Nash Finch common stock. In order to defray taxes in connection with the settlement of performance units, Mr. Covington will receive a cash payment equal to 48% of the fair market value of the shares received in any settlement of performance units.
     Long-Term Incentive Program Awards — Effective May 1, 2006, Mr. Covington will be awarded 49,623 performance units under the Nash Finch Long-Term Incentive Program (“LTIP”) for the three-year performance period covering fiscal years 2006-2008. These performance units will vest at the end of that performance period, assuming continued employment with Nash Finch, and the payment, if any, under the performance units will be determined by comparing the Company’s growth in Consolidated EBITDA and return on net assets (net income divided by net fixed assets plus the difference between current assets and current liabilities) over the performance period with the growth in those measures of the peer group companies in the Company’s proxy statement stock price performance graph. The performance units will pay out in shares of Nash Finch common stock or cash, or a combination of both, at Mr. Covington’s election. Depending on Nash Finch’s ranking among the peer group companies, Mr. Covington could receive a number of shares (or the cash value thereof) ranging from zero to 200% of the performance units granted. Performance unit awards under the LTIP for future performance periods will be made in the discretion of the Board, but the target value at grant date of such awards will not be less than $1,250,000.
     Benefits — Mr. Covington will be entitled to participate in all of the retirement and welfare benefit programs of the Company available to its other senior executives, including participation in the Company’s Supplemental Executive Retirement Plan (“SERP”). Under the SERP, Mr. Covington’s account will be credited each year with an amount equal to 20% of his base salary for that year, and credited each quarter with earnings on the average daily account balance at a rate equal to the quarterly equivalent of the average annual corporate bond yield for each month during the quarter, as reported by Moody’s Investor’s Service, Inc. He will become 50% vested in his SERP account after five years’ participation and become an additional 10% vested each year thereafter. The Company will also provide term life insurance coverage with a death benefit of at least $2 million.
     Relocation — Nash Finch will reimburse Mr. Covington’s expenses of relocating his primary residence to the Minneapolis area, consistent with the Company’s relocation policies applicable to other senior executives, plus a payment of $80,000 for relocation expenses outside of Company relocation policies. The Company will “gross up” any taxable reimbursement of relocation expenses (other than the $80,000) so that the economic effect to Mr. Covington will be as if such reimbursement were on a non-taxable basis.

     Severance — If Mr. Covington’s employment ends due to death or disability, then in addition to payment of already accrued amounts and accelerated or continued vesting of share unit awards as described above, Mr. Covington will receive payment of a pro rata portion of his annual incentive bonus for the year his employment ended. If Mr. Covington’s employment ends because of termination by the Company without cause or termination by Mr. Covington for good reason, then he will receive, in addition to the amounts described in the preceding sentence, payment (over a 24 month period after termination) of an amount equal to twice the sum of his then annual salary and his then annual bonus as well as continued participation for 24 months in Company medical, dental and vision plans on the same terms as are available to active Company employees. Receipt of payments and benefits as described in this paragraph is conditioned upon Mr. Covington’s compliance with obligations not to disclose Company confidential information and to refrain from soliciting Company employees and competing with the Company in connection with certain named competitors for a period of two years after his employment ends.
     Change in Control Agreement — Effective May 1, 2006, Mr. Covington will enter into a change in control agreement with the Company that will generally provide that if he is terminated within 24 months of a change in control of Nash Finch for any reason other than death, disability, retirement or cause, or if he terminates within 24 months of a change in control for good reason, then he will be entitled to receive a lump sum payment equal to his highest monthly compensation during the 36 months prior to the termination multiplied by 36. “Highest monthly compensation” for these purposes means 1/12 of his highest W-2 earnings during any consecutive twelve month period, increased by amounts deferred or withheld in connection with Company-sponsored benefit or income deferral plans. He will also be entitled to the continuation of certain Company benefit plans (including health, life, dental and disability) for a comparable 36 month period. If he is required to pay any federal excise tax or related interest or penalties on the payments associated with the change in control, an additional payment (“gross-up”) is required in an amount such that after the payment of all income and excise taxes, Mr. Covington will be in the same after-tax position as if no such excise tax had been imposed. If a termination were such as to trigger payments and benefits under both his change in control agreement and his Agreement as described in the paragraph above captioned “Severance,” Mr. Covington will be entitled to receive the more generous payments and benefits, but not both.
     (d) The Nash Finch Board of Directors has agreed to elect Mr. Covington as a director of the Company effective May 1, 2006, to fill the vacancy created by the resignation of the Company’s former Chief Executive Officer. Mr. Covington’s initial term as a director will expire at the 2007 annual meeting of stockholders. Mr. Covington will not be named to serve on any of the committees of the Board of Directors of Nash Finch. Other than the Agreement, there are no arrangements or understandings between Mr. Covington and any other person pursuant to which Mr. Covington will be elected to serve as a director, nor are there any transactions to which Nash Finch or any of its subsidiaries is a party in which the amount involved exceeds $60,000 and in which Mr. Covington has a direct or indirect material interest.
Item 9.01 Financial Statements and Exhibits.
(c) Exhibits. The following exhibits are filed as part of this Current Report on Form 8-K:

Exhibit No.	Description

10.1	Letter Agreement between Nash-Finch Company and Alec C. Covington dated March 16, 2006.

10.2	Form of Change in Control Agreement (incorporated by reference to Exhibit 10.5 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2002 (File No. 0-785)).

99.1	Press Release, issued by the Registrant, dated April 18, 2006 naming Alec C. Covington as Chief Executive Officer.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NASH-FINCH COMPANY
Date: April 18, 2006	By:	/s/ LeAnne M. Stewart
		Name:	LeAnne M. Stewart
		Title:	Senior Vice President and Chief Financial Officer

NASH-FINCH COMPANY
EXHIBIT INDEX TO CURRENT REPORT ON FORM 8-K
DATED APRIL 18, 2006

Exhibit No.	Description	Method of Filing

10.1	Letter Agreement between Nash-Finch Company and Alec C. Covington dated March 16, 2006.	Filed electronic- ally herewith (E)

10.2	Form of Change in Control Agreement	Incorporated by reference

99.1	Press Release, issued by the Registrant, dated April 18, 2006 naming Alec C. Covington as Chief Executive Officer.	E